Exhibit 10.3

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) by and between David M. Gravett (“Executive”) and Carbylan Therapeutics, Inc. (the “Company”) is made effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Agreement as provided in Section 6(c) below.  Any reference to the Company throughout this Agreement shall include the Company, its subsidiaries and any successors thereto.

A.Executive’s employment with the Company and status as an officer, director and employee of the Company and each of its affiliates will end effective upon the Termination Date (as defined below).

B.Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

C.The payments and benefits being made available to Executive pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain employment letter agreement by between Executive and the Company, dated as of July 21, 2014 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Termination Date.  Executive acknowledges and agrees that his status as an officer, director and employee of the Company and as an officer and/or director of the Company’s subsidiaries will end effective as of April 15, 2016 (the “Termination Date”).  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer and, if applicable, director of the Company and each of its subsidiaries; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2.Transition Services.

(a)Consulting Period.  During the period of time (the “Consulting Period”) commencing on the Termination Date and ending on the six (6)-month anniversary of the Termination Date, unless (i) terminated earlier by either party upon thirty (30) day’s written notice to the other party or (ii) extended for additional successive one (1)-month periods upon the terms and conditions set forth in this Agreement if mutually agreed by the Company and Executive, (the “Consulting Period End Date”) Executive shall be available to provide services to the Company, on a non-exclusive basis, as a consultant and shall provide such transition services (the “Transition Services”) as necessary in Executive’s areas of expertise and work experience and responsibility as may be requested by the Chief Executive Officer of the Company and/or the Board of Directors of the Company (the “Board”).  During the Consulting Period, Executive may become an employee or consultant of any other Company, provided, that Executive acknowledges and agrees that, during the Consulting Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any competitor of the Company without the Company’s prior written consent to such relationship.  During the Consulting Period, Executive reaffirms his commitment to remain in compliance with that certain Confidential Information and Invention Assignment Agreement entered into between Executive and the Company (the

“Confidentiality Agreement”), it being understood that the term “employment” as used in the Confidentiality Agreement shall include the Transition Services during the Consulting Period.

(b)Consulting Fees.  In exchange for the performance of the Transition Services, the Company shall pay to Executive consulting fees as an independent contractor in the amount of $5,000 per month plus an additional $250 per hour worked in excess of ten (10) hours per month (the “Consulting Fees”); provided, that Executive must have written pre-approval from the Chief Executive Officer of the Company prior to providing more than ten (10) hours of Transition Services in any one (1)-month period.  For the avoidance of doubt, Executive is entitled to the $5,000 per month Consulting Fees regardless of number of hours of Transition Services he provides.  The Consulting Fees will be paid to Executive in monthly installments in accordance with the Company’s standard procedures for contracted services.  In addition, the Company will reimburse Executive for reasonable and necessary business expenses incurred by Executive in connection with the performance of the Transition Services, provided that all such expenses are (i) pre-approved by the Company in writing and (ii) supported by original receipts or other reasonable documentation satisfactory to the Company.

(c)Benefits.  As an independent contractor, Executive understands and agrees that, while performing any services for the Company after the Termination Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.  To the extent that Executive was deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation.

(d)Equity Awards. As of April 15, 2016, Executive holds vested options to purchase 143,094 shares of Company common stock and unvested options to purchase 161,553 shares of Company common stock pursuant to the Company’s equity incentive plans and the option agreements evidencing such grants (collectively, the “Equity Awards”).  During the Consulting Period, Executive’s Equity Awards shall continue to vest and become exercisable in accordance with their original vesting schedules.  Upon the Consulting Period End Date, Executive’s Equity Awards shall cease vesting; provided, however, if and only if the Consulting Period End Date is prior to the six (6)-month anniversary of the Termination Date, then the vesting of that number of shares that would have vested had Executive continued providing services from the applicable Consulting Period End Date through such six (6)-month anniversary of the Termination Date shall accelerate in full effective as of immediately prior to the Consulting Period End Date.

In addition, Executive acknowledges and agrees that each Equity Award agreement evidencing his Equity Awards will be amended to the extent necessary to provide that Executive’s Equity Awards (whether vested or unvested) shall remain outstanding through the earliest to occur of (i) the consummation of a Change of Control (as defined in the Employment Agreement), (ii) March 8, 2017 and (iii) the original expiration date of the Equity Award (such period, the “Option Period”).  For the avoidance of doubt, Executive’s unvested Equity Awards shall not continue to vest after the Consulting Period End Date through the end of the Option Period (except for the acceleration provided in the next sentence, if applicable), and all outstanding shares subject to the Equity Awards (whether vested or unvested) shall automatically terminate upon the end of the Option Period.  Notwithstanding the foregoing, in the event of a Change of Control (as defined in the Employment Agreement) while Executive’s Equity Awards are still outstanding pursuant to

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the Option Period, the vesting and exercisability of the Equity Awards shall automatically accelerate as to one hundred percent (100%) of the then-unvested shares subject thereto.  If Executive desires to exercise any vested Equity Awards, Executive must follow the procedures set forth in Executive’s option agreements, including payment of the exercise price and any withholding obligations.  If by the end of the Option Period, the Company has not received a duly executed notice of exercise and remuneration in accordance with Executive’s option agreements, Executive’s vested Equity Awards shall automatically terminate for no consideration and be of no further effect.  Executive acknowledges that upon his signature to this Agreement, each unexercised “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) shall be deemed modified for the purposes of Section 424 of the Code and, to the extent the exercise price thereof is lower than the fair market value of the Company’s common stock as of the date Executive signs this Agreement, such option shall no longer qualify as an incentive stock option and Executive will lose the potentially favorable tax treatment associated with such option. For all options that are incentive stock options within the meaning of the Code but have not been disqualified pursuant to the preceding sentence, Executive acknowledges that each unexercised incentive stock option that remains unexercised following the three (3)-month anniversary of the Termination Date shall no longer qualify as an incentive stock option.

(e)Independent Contractor Status.  Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor.  During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. The Company will not make deductions for taxes from any Consulting Fees paid hereunder.  Personal income and self-employment taxes for Consulting Fees paid to Executive hereunder shall be the sole responsibility of Executive.  Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to the Consulting Fees.

(f)Protection of Information.  Executive agrees that, during the Transition Period and thereafter, Executive will not, except for the purposes of performing the Transition Services, seek to obtain any confidential or proprietary information or materials of the Company.

3.Final Paycheck; Payment of Accrued Wages and Expenses.

(a)Final Paycheck.  As required by law, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings.  Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b)Business Expenses.  Executive agrees that, within ten (10) business days after the Termination Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Termination Date, if any, for which Executive seeks reimbursement.  The Company will reimburse Executive for these expenses pursuant to its regular business practice.

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4.Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s execution of this Agreement and Executive’s performance of his continuing obligations pursuant to this Agreement, the Employment Agreement and the Confidentiality Agreement, to provide Executive the severance benefits set forth below.  Specifically, the Company and Executive agree as follows:

(a)Severance.  The Company shall continue to pay to Executive his base salary at the rate in effect as of immediately prior to the Termination Date for the period of time commencing on the Termination Date and ending on the six (6)-month anniversary of the Termination Date (such period, the “Severance Period” and such payments, the “Cash Severance”).  Such Cash Severance payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings and deductions, with each payment deemed to be a separate payment for purposes of Section 409A of the Code.  The first such Cash Severance payment shall commence on the first payroll date following the Effective Date, which shall include amounts otherwise due and payable under this Section 4(a) on or before such date.  In the event of Executive’s death during the Severance Period, the remaining Cash Severance shall be paid to Executive’s estate.

(b)Healthcare Continuation Coverage.  If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the end of the Severance Period or (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.  Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.

(c)Taxes.  Executive understands and agrees that all payments under this Section 4 will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Executive for the benefits provided to him by this Section 4 beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for six (6) months following the Termination Date.  Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions

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which include, but are not limited to, buying, selling or otherwise disposing of any common stock of the Company held by Executive until the end of such six (6) month period.

(e)Sole Separation Benefit.  Executive agrees that the payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Employment Agreement.  Thus, for any Company sponsored employee benefits not referenced in this Agreement, Executive will be treated as a terminated employee effective on the Termination Date.  This includes but is not limited to the Company’s 401(k) plan and Company sponsored life insurance and long-term disability insurance.  Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

5.Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.  Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Employment Agreement, and each such agreement shall be deemed terminated and of no further effect as of the Termination Date.

6.Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, its parent and subsidiary entities, and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, predecessors, successors, insurers, employee benefit plans, affiliates and assigns, of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that Executive signs this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company (or its successor) or the termination of that employment; (2) all claims related to Executive’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from this Agreement or the Employment Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

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(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)Executive’s rights under this Agreement;

(ii)any rights or claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)any rights or claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iv)any rights or claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(v)any rights or claims to any rights and benefits under this Agreement or benefit entitlements vested as of the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan, including, without limitation, the terms of any Company equity compensation plan and/or any equity compensation agreement between Executive and the Company;

(vi)any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive a party, the charter, bylaws, or operating agreements of the Company, applicable law, California Labor Code Section 2802, or applicable directors and officers liability insurance;

(vii)any other rights or claims that cannot be released as a matter of law; and

(viii)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA.  Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (iii) Executive has forty-five (45) days from the date of this Agreement to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); (iv) Executive has seven (7) days following the execution of this Agreement by Executive to revoke the Agreement, and Executive will not receive the benefits provided by Sections 2 and 4 of the Agreement unless and until such seven (7) day period has expired; (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Executive, provided

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that the Company has also executed this Agreement by that date; (vi) Executive has received with this Agreement a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, attached hereto as Exhibit A; and (vii) this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement.  If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Agreement to Brian Cuneo, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, fax: (650) 463-2600.

(d)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7.Mutual Non-Disparagement, Transition, Transfer of Company Property; and Job References.

(a)Mutual Non-Disparagement.  Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast the Company or any entity or employee affiliated with the Company in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of the Company or any entity affiliated with the Company, or the name or reputation of any officer, agent or employee of the Company or of any entity affiliated with the Company; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The officers, directors, and managing agents of the Company agree to refrain from discussing or making any derogatory or disparaging remarks or statements, oral or written, to any third parties concerning Executive in any manner likely to be harmful to Executive’s business reputation or personal reputation; provided that the Company officers, directors, and managing agents will respond accurately and fully to any question, inquiry or request for information when required by legal process.

(b)Transition.  Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(c)Transfer of Company Property.  Except as otherwise contemplated in this Agreement, on or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or

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personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.  By executing and returning this Agreement, Executive is certifying that Executive has complied with Executive’s obligation herein to immediately return all Company documents and information regardless of where Executive has maintained such Company property. Executive’s compliance with the terms of this Section 7(c) is a condition precedent to Executive’s eligibility to receive the payments and benefits described in Section 4 above.

(d)Job References.  Executive should direct any job reference inquiries to the Company’s Human Resources.  Pursuant to Company policy, in response to any such inquiries, the Company will provide only the position Executive held and the dates of employment.  The Company will confirm Executive’s salary in response to any such inquiry only if Executive submits a signed request to the Company to disclose such information.

8.Executive Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

9.No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

10.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11.Miscellaneous.  This Agreement, together with the Confidentiality Agreement, comprise the entire agreement between the parties with regard to the subject matter

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hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Employment Agreement.  The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13.Maintaining Confidential Information.  Executive reaffirms his obligations under the Confidentiality Agreement.  Executive acknowledges and agrees that the payments provided in Section 4 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

14.Executive’s Cooperation.  After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

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IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: April 18, 2016
/s/ David M. Gravett
David M. Gravett

CARBYLAN THERAPEUTICS, INC.
DATED: April 19, 2016
	By:	/s/ David Renzi
David Renzi
Chief Executive Officer of the Company

A-1

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